Filing under Rule 433

Registration No. 333-171596

August 14, 2013

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CA 2

Secured   X   Unsecured

Principal amount: $50,000,000

Issue price: 100.00%

Net proceeds to Company: $49,687,500

Repayable at the option of holder:

Yes        No   X

    Repayment date: Not applicable

    Repayment price: Not applicable

    Election period: Not applicable

Selling agents:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Type of transaction: Agent

    J.P. Morgan Securities LLC, as to $37,500,000

    principal amount of the Notes

    U.S. Bancorp Investments, Inc., as to $12,500,000

    principal amount of the Notes

Stated interest rate: 3.542%

Maturity date: August 19, 2023

Settlement date: August 19, 2013

Interest payment dates: February 19 and August 19, commencing February 19, 2014

Regular record dates: February 4 and August 4

Redeemable: Yes   X     No

    In whole

    In whole or in part   X

Fixed redemption price:  Yes        No   X

    Initial redemption date: Not applicable

    Initial redemption price: Not applicable

    Reduction percentage: Not applicable

    Redemption limitation date: Not applicable

Make-whole redemption price:  Yes   X     No

    Make-whole spread: 0.15%

Use of Proceeds: The “Use of Proceeds” section of the Prospectus Supplement, dated August 19, 2011, to the Prospectus, dated January 7, 2011, is updated as follows: As of August 13, 2013, NW Natural had approximately $156,650,000 of short-term indebtedness outstanding, with a weighted average maturity of approximately 12 days and bearing a weighted average interest rate of approximately 0.28%.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.